Filed Pursuant to Rule 424(B)(2)
Registration No. 333-67084

Prospectus Supplement to Prospectus dated August 23, 2001.

$700,000,000

6.550% Notes due 2034

       BellSouth will pay interest on the notes on June 15 and December 15 of each year. The first such payment will be made on December 15, 2004. The notes will be issued only in denominations of $1,000 and integral multiples of $1,000.

       Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

	Per Note	Total

Initial public offering price	99.367%	$695,569,000
Underwriting discount	0.875%	$6,125,000
Proceeds, before expenses, to BellSouth	98.492%	$689,444,000

       The initial public offering price set forth above does not include accrued interest, if any. Interest on the notes will accrue from June 29, 2004 and must be paid by the purchasers if the notes are delivered after June 29, 2004.

       The underwriters expect to deliver the notes through the facilities of The Depository Trust Company against payment in New York, New York on June 29, 2004, including for the accounts of the Euroclear System or Clearstream Banking, société anonyme, Luxembourg, on or about June 29, 2004.

Goldman, Sachs & Co.	Citigroup

JPMorgan	Lehman Brothers	Morgan Stanley	RBS Greenwich Capital

HSBC	SunTrust Robinson Humphrey	UBS Investment Bank	Wachovia Securities

Loop Capital Markets, LLC

Morgan Keegan & Company, Inc.

Ramirez & Co., Inc.

The Williams Capital Group, L.P.

Prospectus Supplement dated June 22, 2004.

ABOUT THIS PROSPECTUS SUPPLEMENT

       This prospectus supplement contains the terms of this offering of notes. This prospectus supplement, or the information incorporated by reference in this prospectus supplement, may add to, update or change the information in the accompanying prospectus. If information in this prospectus supplement, or the information incorporated by reference in this prospectus supplement, is inconsistent with the accompanying prospectus, this prospectus supplement, or the information incorporated by reference in this prospectus supplement, will apply and will supersede that information in the accompanying prospectus.

       It is important for you to read and consider all information contained in this prospectus supplement and the accompanying prospectus in making your investment decision. You should also read and consider the information in the documents we have referred you to in “Where You Can Find More Information” in this prospectus supplement.

       No person is authorized to give any information or to make any representations other than those contained or incorporated by reference in this prospectus supplement or the accompanying prospectus and, if given or made, such information or representations must not be relied upon as having been authorized. This prospectus supplement and the accompanying prospectus do not constitute an offer to sell or the solicitation or an offer to buy any securities other than the securities described in this prospectus supplement or an offer to sell or the solicitation of an offer to buy such securities in any circumstances in which such offer or solicitation is unlawful. Neither the delivery of this prospectus supplement or the accompanying prospectus, nor any sale made hereunder or thereunder shall, under any circumstances, create any implication that there has been no change in our affairs since the date of this prospectus supplement or the accompanying prospectus, or that the information contained or incorporated by reference herein or therein is correct as of any time subsequent to the date of such information.

       The distribution of this prospectus supplement and the accompanying prospectus and the offering of the notes in certain jurisdictions may be restricted by law. This prospectus supplement and the accompanying prospectus do not constitute an offer, or an invitation on our behalf or on behalf of the underwriters or any of them, to subscribe to or purchase, any of the notes, and may not be used for or in connection with an offer or solicitation by anyone, in any jurisdiction in which such an offer or solicitation is not authorized or to any person to whom it is unlawful to make such an offer or solicitation. See “Underwriting.”

       We will deliver the notes to the underwriters at the closing of this offering when the underwriters pay us the purchase price of the notes. The underwriting agreement provides that the closing will occur on June 29, 2004, which is five business days after the date of the prospectus supplement. Rule 15c6-1 under the Securities Exchange Act of 1934 generally requires that securities trades in the secondary market settle in three business days, unless the parties to a trade expressly agree otherwise.

       All references in this prospectus supplement and accompanying prospectus to “United States dollars,” “U.S. Dollars,” “dollars,” “U.S. $,” or “$” are to the currency of the United States of America. As used in this prospectus supplement, the terms the “Company”, “BellSouth”, “we”, “us,” and “our” may, depending upon the context, refer to BellSouth Corporation, our consolidated subsidiaries, or to all of them taken as a whole.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

       In addition to historical information, this prospectus supplement, the accompanying prospectus and the documents incorporated by reference contain forward-looking statements regarding events and financial trends that may affect our future operating results, financial position and cash flows. These statements are based on our assumptions and estimates and are subject to risks and uncertainties. For these statements, we claim the protection of the safe harbor for forward-looking statements provided by the Private Securities Litigation Reform Act of 1995.

       There are possible developments that could cause our actual results to differ materially from those forecast or implied in the forward-looking statements. You are cautioned not to place undue reliance on these forward-looking statements, which are current only as of the date of the document containing such statements. We disclaim any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

       While the below list of cautionary statements is not exhaustive, some factors that could affect our future operating results, financial position or cash flows or could cause actual results to differ materially from those expressed in the forward-looking statements are:

•	a change in economic conditions in domestic or international markets where we operate or have material investments which could affect demand for our services;

•	changes in US or foreign laws or regulations, or in their interpretations, which could result in the loss, or reduction in value, of our licenses, concessions or markets, or in an increase in competition, compliance costs or capital expenditures;

•	continued pressures on the telecommunications industry from a financial, competitive and regulatory perspective;

•	the intensity of competitive activity and its resulting impact on pricing strategies and new product offerings;

•	changes in the federal and state regulations governing the terms on which we offer wholesale services to our competitors;

•	continued successful penetration of the interLATA long distance market;

•	the unwillingness of banks or other lenders to lend to our international operations or to restructure existing debt, particularly in Latin America;

•	consolidation in the wireline and wireless industries in which we operate;

•	higher than anticipated start-up costs or significant up-front investments associated with new business initiatives;

•	the outcome of pending litigation;

•	unanticipated higher capital spending from, or delays in, the deployment of new technologies;

•	continued deterioration in foreign currencies relative to the US Dollar in foreign countries in which we operate, particularly in Latin America;

•	the impact of terrorist attacks on our business;

•	the impact and the success of the wireless joint venture with SBC Communications, Inc., known as Cingular Wireless, including marketing and product development efforts, technological changes, financial capacity and closing and integration of the pending acquisition of AT&T Wireless; and

•	Cingular Wireless’ failure to realize, in the amounts and within the timeframe contemplated, the capital and expense synergies and other financial benefits expected from its proposed acquisition of AT&T Wireless as a result of technical, logistical, regulatory and other factors.

BELLSOUTH CORPORATION

       We are a Fortune 100 communications services company headquartered in Atlanta, Georgia. We and our affiliates serve over 45 million local, long distance, Internet and wireless customers in the United States and 13 other countries. We provide an array of voice, broadband data and e-commerce solutions to business customers. In the residential market, we offer digital subscriber line (DSL) high-speed Internet access, advanced voice features and other services. We also provide online and directory advertising services, including BellSouth® Real PagesSM.com. We own approximately 40 percent of Cingular Wireless (Cingular), the nation’s second largest wireless company in terms of customers, which provides wireless voice and data services. With one of the largest shareholder bases in America, we have assets of $50 billion and employ almost 76,000 individuals.

       We were incorporated in 1983 under the laws of the State of Georgia and have our principal executive offices at 1155 Peachtree Street, N.E., Atlanta, Georgia 30309-3610 (telephone number 404-249-2000).

RATIO OF EARNINGS TO FIXED CHARGES

       For the year ended December 31, 2003, our ratio of earnings to fixed charges was 5.68 as compared to 5.03 for the year ended December 31, 2002. For the quarter ended March 31, 2004, our ratio of earnings to fixed charges was 7.83 as compared to 5.07 for the quarter ended March 31, 2003. For the purpose of calculating the ratio of earnings to fixed charges, earnings consists of:

•	Income from continuing operations before deduction for taxes and interest;

•	A portion of rental expense representative of the interest factor;

•	Equity in losses from less-than-50% owned investments; and

•	Excess of earnings over distributions of less-than-50% owned investments.

       For the purpose of calculating the ratio of earnings to fixed charges, fixed charges consists of:

•	Interest; and

•	A portion of rental expense representative of the interest factor.

USE OF PROCEEDS

       The net proceeds to BellSouth from the Notes offering will be approximately $689.4 million, before deducting expenses. These proceeds will be used to pay the redemption price for the $517 million aggregate principal amount of 7 3/8% Quarterly Interest Bonds due August 1, 2039 and to refinance debt that matured in June 2004. Pending such use, a portion of such funds may be invested in short-term securities.

DESCRIPTION OF NOTES

       The notes will be issued under an indenture, dated as of August 15, 2001, between BellSouth Corporation and The Bank of New York, as trustee (the “Trustee”). The provisions of the indenture are more fully described under “Description of Securities” in the accompanying prospectus. Capitalized terms not otherwise defined in this section have the meanings given to them in the accompanying prospectus and the indenture. As of the date of this prospectus supplement, no debt securities have been previously issued under the indenture.

General

       The notes are in an aggregate principal amount of $700,000,000, incur interest at 6.55% per annum and mature on June 15, 2034.

       Interest will accrue from June 29, 2004, or from the most recent interest payment date to which interest has been paid or duly provided for. Interest will be payable semiannually on June 15 and December 15 of each year, commencing December 15, 2004, to the persons in whose names the Notes are registered at the close of business on June 1 or December 1, as the case may be, next preceding such interest payment date. Interest will be calculated on the basis of a 360-day year of twelve 30-day months.

       The notes will not have the benefit of a sinking fund.

       We may from time to time, without notice to or consent of the holders of the notes, issue additional notes of the same tenor, coupon and other terms as the notes, so that such notes and the notes offered hereby will form a single series.

Ranking

       The notes will be senior unsecured obligations of BellSouth and will rank equally with all other senior unsecured and unsubordinated indebtedness of BellSouth.

       The notes will be effectively subordinated to any secured indebtedness of BellSouth, to the extent of the value of the assets securing such indebtedness. The indenture permits BellSouth to encumber its assets provided that we likewise secure our outstanding securities, including the notes and any other of our obligations which may be entitled to the benefit of a similar covenant. See “Description of securities — lien on assets” in the accompanying prospectus. BellSouth’s assets consist principally of the stock of and advances to its subsidiaries. Almost all the operating assets of BellSouth and its consolidated subsidiaries are owned by such subsidiaries and BellSouth relies primarily on interest and dividends from such subsidiaries to meet its obligations for payment of principal and interest on its outstanding debt obligations, including guarantees, and corporate expenses. The notes will be structurally subordinated to all obligations, including trade payables, of subsidiaries of BellSouth.

Optional Redemption

       The notes will be redeemable, as a whole or in part, at the option of BellSouth, at any time or from time to time, on at least 30 days’, but not more than 60 days’, prior notice mailed to the registered address of each holder of notes. The redemption prices will be equal to the greater of (1) 100% of the principal amount of the notes to be redeemed or (2) the sum of the present values of the Remaining Scheduled Payments (as defined below) discounted, on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months), at a rate equal to the sum of the Treasury Rate (as defined below) and 25 basis points.

       In the case of each of clauses (1) and (2), accrued interest will be payable to the redemption date.

       “Treasury Rate” means, with respect to any redemption date, the rate per annum equal to the semiannual equivalent yield to maturity (computed as of the second business day immediately preceding such redemption date) of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date.

       “Comparable Treasury Issue” means the United States Treasury security selected by an Independent Investment Banker as having a maturity comparable to the remaining term of the notes to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of the notes.

       “Independent Investment Banker” means one of the Reference Treasury Dealers appointed by BellSouth.

       “Comparable Treasury Price” means, with respect to any redemption date, (1) the average of the Reference Treasury Dealer Quotations for such redemption date after excluding the highest and lowest of such Reference Treasury Dealer Quotations or (2) if the Independent Investment Banker obtains fewer than five such Reference Treasury Dealer Quotations, the average of all such quotations.

       “Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the Independent Investment Banker, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Independent Investment Banker by such Reference Treasury Dealer at 3:30 p.m., New York City time, on the third business day preceding such redemption date.

       “Reference Treasury Dealer” means each of Goldman, Sachs & Co. and Citigroup Global Markets Inc. and their respective successors and three other primary U.S. Government securities dealers (each a “Primary Treasury Dealer”) selected by BellSouth. If any of the foregoing shall cease to be a Primary Treasury Dealer, BellSouth shall substitute another nationally recognized investment banking firm that is a Primary Treasury Dealer.

       “Remaining Scheduled Payments” means, with respect to each note to be redeemed, the remaining scheduled payments of principal of and interest on such note that would be due after the related redemption date but for such redemption. If such redemption date is not an interest payment date with respect to such note, the amount of the next succeeding scheduled interest payment on such note will be reduced by the amount of interest accrued on such note to such redemption date.

       On and after the redemption date, interest will cease to accrue on the notes or any portion of the notes called for redemption (unless BellSouth defaults in the payment of the redemption price and accrued interest). On or before the redemption date, BellSouth will deposit with a paying agent (or the Trustee) money sufficient to pay the redemption price of and accrued interest on the notes to be redeemed on such date. If less than all of the notes of any series are to be redeemed, the notes to be redeemed shall be selected by the Trustee by such method as the Trustee shall deem fair and appropriate.

       The repayment price of any note redeemed at maturity will equal the principal amount of the note.

       The terms of the notes do not prevent BellSouth from purchasing notes on the open market.

Global Clearance and Settlement Procedures

       Investors in the global securities representing any of the notes (the “Global Notes”) may hold a beneficial interest in such Global Notes through The Depository Trust Company (“DTC”), Clearstream Banking, société anonyme (“Clearstream”) or the Euroclear System (“Euroclear”) or

through participants. The notes may be traded as home market instruments in both the European and U.S. domestic markets. Initial settlement and all secondary trades will settle as set forth below.

       Clearstream has advised that it is incorporated under the laws of the Grand Duchy of Luxembourg as a professional depositary. Clearstream holds securities for its participating organizations (“Clearstream Participants”). Clearstream facilitates the clearance and settlement of securities transactions between Clearstream Participants through electronic book-entry changes in accounts of Clearstream Participants, eliminating the need for physical movement of certificates. Clearstream provides to Clearstream Participants, among other things, services for safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing. Clearstream interfaces with domestic markets in several countries. As a professional depositary, Clearstream is subject to regulation by the Luxembourg Commission for the Supervision of the Financial Sector (CSSF). Clearstream Participants are recognized financial institutions around the world, including underwriters, securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. Indirect access to Clearstream is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Clearstream Participant, either directly or indirectly.

       Distributions, to the extent received by the U.S. Depositary (as defined below) for Clearstream, with respect to the notes held beneficially through Clearstream will be credited to cash accounts of Clearstream Participants in accordance with its rules and procedures.

       Euroclear has advised that it was created in 1968 to hold securities for its participants (“Euroclear Participants”) and to clear and settle transactions between Euroclear Participants through simultaneous electronic book-entry delivery against payment, eliminating the need for physical movement of certificates and eliminating any risk from lack of simultaneous transfers of securities and cash. Euroclear provides various other services, including securities lending and borrowing and interfaces with domestic markets in several countries. Euroclear is operated by Euroclear Bank S.A./ N.V. (the “Euroclear Operator”), under contract with Euroclear Clearance Systems S.C., a Belgian cooperative corporation (the “Cooperative”). All operations are conducted by the Euroclear Operator, and all Euroclear securities clearance accounts and Euroclear cash accounts are accounts with the Euroclear Operator not the Cooperative. The Cooperative establishes policy for Euroclear on behalf of Euroclear Participants. Euroclear Participants include banks (including central banks), securities brokers and dealers and other professional financial intermediaries and may include the underwriters. Indirect access to Euroclear is also available to other firms that clear through or maintain a custodial relationship with a Euroclear Participant, either directly or indirectly.

       The Euroclear Operator has advised us that it is licensed by the Belgian Banking and Finance Commission to carry out banking activities on a global basis. As a Belgian bank, it is regulated and examined by the Belgian Banking Commission.

       Securities clearance accounts and cash accounts with the Euroclear Operator are governed by the Terms and Conditions Governing Use of Euroclear and the related Operating Procedures of the Euroclear System, and applicable Belgian law (collectively, the “Terms and Conditions”). The Terms and Conditions govern transfers of securities and cash within Euroclear, withdrawals of securities and cash from Euroclear, and receipts of payments with respect to securities in Euroclear. All securities in Euroclear are held on a fungible basis without attribution of specific certificates to specific securities clearance accounts. The Euroclear Operator acts under the Terms and Conditions only on behalf of Euroclear Participants and has no record of or relationship with persons holding through Euroclear Participants.

       Distributions, to the extent received by the U.S. Depositary for Euroclear, with respect to notes held beneficially through Euroclear will be credited to the cash accounts of Euroclear Participants in accordance with the Terms and Conditions.

       Individual certificates in respect of notes will not be issued in exchange for the Global Notes, except in very limited circumstances. If DTC notifies us that it is unwilling or unable to continue as a clearing system in connection with a Global Note or DTC ceases to be a clearing agency registered under the Securities Exchange Act, and in each case we do not appoint a successor clearing system within 90 days after receiving such notice from Euroclear, Clearstream or DTC or on becoming aware that DTC is no longer so registered, we will issue or cause to be issued individual certificates in registered form on registration of transfer of or in exchange for book-entry interests in the notes represented by such Global Note upon delivery of such Global Note for cancellation.

       Title to book-entry interests in the notes will pass by book-entry registration of the transfer within the records of Euroclear, Clearstream or DTC, as the case may be, in accordance with their respective procedures. Book-entry interests in the notes may be transferred within Euroclear and within Clearstream and between Euroclear and Clearstream in accordance with procedures established for these purposes by Euroclear and Clearstream. Book-entry interests in the Notes may be transferred within DTC in accordance with procedures established for this purpose by DTC. Transfers of book-entry interests in the notes between Euroclear and Clearstream and DTC may be effected in accordance with procedures established for this purpose by Euroclear, Clearstream and DTC.

Initial Settlement

       All Global Notes will be registered in the name of Cede & Co. as nominee of DTC. Investors’ interests in the Global Notes will be represented through financial institutions acting on their behalf as direct and indirect participants in DTC. As a result, Clearstream and Euroclear will hold positions on behalf of their participants through their respective depositaries (each, a “U.S. Depositary”), Citibank, N.A. (“Citibank”) and JPMorgan Chase Bank (“JPMorgan Chase”), which in turn will hold such positions in accounts as participants of DTC.

       Notes held through DTC will be settled in immediately available funds. Investor securities custody accounts will be credited with their holdings against payment on the settlement date. Notes held through Clearstream or Euroclear accounts will follow the settlement procedures applicable to conventional eurobonds, except that there will be no temporary global security and no “lock-up” or restricted period. Notes will be credited to the securities custody accounts on the settlement date against payment.

Secondary Market Trading

       Since the purchaser determines the place of delivery, it is important to establish at the time of the trade where both the purchaser’s and seller’s accounts are located to ensure that settlement can be made on the desired value date.

       Trading between DTC Participants. Secondary market trading between DTC participants will be settled in immediately available funds.

       Trading between Clearstream and/or Euroclear Participants. Secondary market trading between Clearstream participants and/or Euroclear participants will be settled using the procedures applicable to conventional eurobonds.

       Trading between DTC Seller and Clearstream or Euroclear Purchaser. When beneficial interests in the Global Notes are to be transferred from the account of a DTC participant to the account of a Clearstream participant or a Euroclear participant, the purchaser will send instructions to Clearstream or Euroclear through a participant at least one business day prior to settlement. Clearstream or Euroclear will instruct Citibank or JPMorgan Chase, as the case may be, to receive a beneficial interest in the Global Notes against payment. Unless otherwise set forth in this prospectus supplement, payment will include interest accrued on the beneficial interest in the Global Notes so transferred from and including the last interest payment date to and excluding the settlement date, on the basis on which interest is calculated on the Notes. For transactions settling on the 31st of the month, payment will include interest accrued to and excluding the first day of the following month. Payment will then be made by Citibank or JPMorgan Chase to the DTC participant’s account against delivery of the beneficial interest in the Global Notes. After settlement has been completed, the beneficial interest in the Global Notes will be credited to the respective clearing system and by the clearing system, in accordance with its usual procedures, to the Clearstream or Euroclear participant’s account. The securities credit will appear the next day (European time) and the cash debit will be back-valued to, and interest on the beneficial interest in the Global Notes will accrue from, the value date (which would be the preceding day when settlement occurred in New York). If settlement is not completed on the intended value date (that is, the trade fails), the Clearstream or Euroclear cash debit will be valued instead as of the actual settlement date.

       Clearstream participants and Euroclear participants will need to make available to the respective clearing systems the funds necessary to process same-day funds settlement. The most direct means of doing so is to preposition funds for settlement, either from cash on hand or existing lines of credit, as they would for any settlement occurring within Clearstream or Euroclear. Under this approach, they may take on credit exposure to Clearstream or Euroclear until the beneficial interests in the Global Notes are credited to their accounts one day later.

       As an alternative, if Clearstream or Euroclear has extended a line of credit to them, participants can elect not to preposition funds and allow that credit line to be drawn upon to finance settlement. Under this procedure, Clearstream participants or Euroclear participants purchasing a beneficial interest in the Global Notes would incur overdraft charges for one day, assuming they cleared the overdraft when the beneficial interests in the Global Notes were credited to their accounts. However, interest on the beneficial interests in the Global Notes would accrue from the value date. Therefore, in many cases the investment income on the Global Notes earned during that one-day period may substantially reduce or offset the amount of such overdraft charges, although this result will depend on each participant’s particular cost of funds.

       Since the settlement is taking place during New York business hours, DTC participants can employ their usual procedures for sending a beneficial interest in the Global Notes to Citibank or JPMorgan Chase for the benefit of Clearstream participants or Euroclear participants. The sale proceeds will be available to the DTC seller on the settlement date. Thus, to the DTC participant a cross-market transaction will settle no differently than a trade between two DTC participants.

       Trading between Clearstream or Euroclear Seller and DTC Purchaser. Due to time zone differences in their favor, Clearstream and Euroclear participants may employ their customary procedures in transactions in which a beneficial interest in the Global Notes is to be transferred by the respective clearing system, through Citibank or JPMorgan Chase, to a DTC participant. The seller will send instructions to Clearstream or Euroclear through a participant at least one business day prior to settlement. In these cases, Clearstream or Euroclear will instruct Citibank or JPMorgan Chase, as appropriate, to deliver the beneficial interest in the Global Notes to the DTC participant’s account against payment. Payment will include interest accrued on the beneficial interest in the Global Notes from and including the last coupon payment date to and excluding the settlement date on the basis on which interest is calculated on the Global Notes. For transactions settling on the 31st of the month, payment will include interest accrued to and excluding the first day of the following month. The payment will then be reflected in the account of the Clearstream or Euroclear participant the following day, and receipt of the cash proceeds in the Clearstream or Euroclear participant’s account would be back-valued to the value date (which would be the preceding day, when settlement occurred in New York). Should the Clearstream or Euroclear participant have a line of credit with its respective clearing system and elect to be in debit in anticipation of receipt of the sale proceeds in its account, the back-valuation will extinguish any overdraft charges incurred over that one-day period. If settlement is not completed on the intended value date (that is, the trade fails), receipt of the cash proceeds in the Clearstream or Euroclear participant’s account would instead be valued as of the actual settlement date.

       Finally, day traders that use Clearstream or Euroclear and that purchase beneficial interests in the Global Notes from DTC participants for credit to Clearstream participants or Euroclear participants should note that these trades would automatically fail on the sale side unless affirmative action is taken. At least three techniques should be readily available to eliminate this potential problem:

(1) borrowing through Clearstream or Euroclear for one day (until the purchase side of the day trade is reflected in their Clearstream or Euroclear accounts) in accordance with the clearing system’s customary procedures;

(2) borrowing beneficial interests in the Global Notes in the United States from a DTC participant no later than one day prior to settlement, which would give beneficial interests in the Global Notes sufficient time to be reflected in the appropriate Clearstream or Euroclear account in order to settle the sale side of the trade; or

(3) staggering the value dates for the buy and sell sides of the trade so that the value date for the purchase from the DTC participant is at least one day prior to the value date for the sale to the Clearstream participant or Euroclear participant.

       Although the DTC, Clearstream, and Euroclear have agreed to the foregoing procedures in order to facilitate transfers of beneficial interests in the Global Notes among participants of the DTC, Clearstream, and Euroclear, they are under no obligation to perform or continue to perform such procedures and such procedures may be discontinued at any time.

Governing Law

       The indenture and the notes will be governed by the laws of the State of New York.

UNDERWRITING

       The Company and the underwriters for the offering named below have entered into an underwriting agreement and a pricing agreement with respect to the notes. Subject to certain conditions, each underwriter has severally agreed to purchase the principal amount of notes indicated in the following table.

Principal Amount
Underwriter	of Notes

Goldman, Sachs & Co.	$210,000,000
Citigroup Global Markets Inc.	$210,000,000
J.P. Morgan Securities Inc.	$43,750,000
Lehman Brothers Inc.	$43,750,000
Morgan Stanley & Co. Incorporated	$43,750,000
Greenwich Capital Markets, Inc.	$43,750,000
HSBC Securities (USA) Inc.	$17,500,000
SunTrust Capital Markets, Inc.	$17,500,000
UBS Securities LLC	$17,500,000
Wachovia Capital Markets, LLC	$17,500,000
Loop Capital Markets, LLC	$8,750,000
Morgan Keegan & Company, Inc.	$8,750,000
Ramirez & Co., Inc.	$8,750,000
The Williams Capital Group, L.P.	$8,750,000

Total	$700,000,000

       The underwriters are committed to take and pay for all of the notes being offered, if any are taken.

       Notes sold by the underwriters to the public will initially be offered at the initial public offering price set forth on the cover of this prospectus supplement. Any notes sold by the underwriters to securities dealers may be sold at a discount from the initial public offering price of up to .500% of the principal amount of notes. Any such securities dealers may resell any notes purchased from the underwriters to certain other brokers or dealers at a discount from the initial public offering price of up to .250% of the principal amount of notes. If all the notes are not sold at the initial offering price, the underwriters may change the offering price and the other selling terms.

       The notes are a new issue of securities with no established trading market. The Company has been advised by the underwriters that the underwriters intend to make a market in the notes but are not obligated to do so and may discontinue market making at any time without notice. No assurance can be given as to the liquidity of the trading market for the notes.

       In connection with the offering, the underwriters may purchase and sell notes in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater number of notes than they are required to purchase in the offering. Stabilizing transactions consist of certain bids or purchases made for the purpose of preventing or retarding a decline in the market price of the notes while the offering is in progress.

       The underwriters also may impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representatives have repurchased notes sold by or for the account of such underwriter in stabilizing or short covering transactions.

       These activities by the underwriters may stabilize, maintain or otherwise affect the market price of the notes. As a result, the price of the notes may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued by the underwriters at any time. These transactions may be effected in the over-the-counter market or otherwise.

       Each underwriter has represented, warranted and agreed that: (i) it has not offered or sold and, prior to the expiry of a period of six months from the closing date, will not offer or sell any notes to persons in the United Kingdom except to persons whose ordinary activities involve them in acquiring, holding, managing or disposing of investments (as principal or agent) for the purposes of their businesses or otherwise in circumstances which have not resulted and will not result in an offer to the public in the United Kingdom within the meaning of the Public Offers of Securities Regulations 1995; (ii) it has only communicated or caused to be communicated and will only communicate or cause to be communicated any invitation or inducement to engage in investment activity (within the meaning of section 21 of the Financial Services and Markets Act 2000 (“FSMA”)) received by it in connection with the issue or sale of any notes in circumstances in which section 21(1) of the FSMA does not apply to the Issuer; and (iii) it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the notes in, from or otherwise involving the United Kingdom.

       The notes may not be offered or sold, transferred or delivered, as part of their initial distribution or at any time thereafter, directly or indirectly, to any individual or legal entity in the Netherlands other than to individuals or legal entities who or which trade or invest in securities in the conduct of their profession or trade, which includes banks, securities intermediaries, insurance companies, pension funds, other institutional investors and commercial enterprises which, as an ancillary activity, regularly trade or invest in securities.

       The notes may not be offered or sold by means of any document other than to persons whose ordinary business is to buy or sell shares or debentures, whether as principal or agent, or in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap. 32) of Hong Kong, and no advertisement, invitation or document relating to the notes may be issued, whether in Hong Kong or elsewhere, which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to notes which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571) of Hong Kong and any rules made thereunder.

       This prospectus supplement and the related prospectus have not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus supplement and the related prospectus and any other document or material in connection with the offer or sale, or invitation or subscription or purchase, of the notes may not be circulated or distributed, nor may the notes be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than under circumstances in which such offer, sale or invitation does not constitute an offer or sale, or invitation for subscription or purchase, of the notes to the public in Singapore.

       Each underwriter has acknowledged and agreed that the notes have not been registered under the Securities and Exchange Law of Japan and are not being offered or sold and may not be offered or sold, directly or indirectly, in Japan or to or for the account of any resident of Japan, except (i) pursuant to an exemption from the registration requirements of the Securities and Exchange Law of Japan and (ii) in compliance with any other applicable requirements of Japanese law. As part of the offering, the underwriters may offer securities in Japan to a list of 49 offerees in accordance with the above provisions.

       The Company estimates that its share of the total expenses of the offering, excluding underwriting discounts and commissions, will be approximately $200,000.

       The Company has agreed to indemnify the several underwriters against certain liabilities, including liabilities under the Securities Act of 1933.

       Certain of the underwriters and their respective affiliates have, from time to time, performed, and may in the future perform, various financial advisory and investment banking services for the Company, for which they received or will receive customary fees and expenses.

LEGAL MATTERS

       Stacey K. Geer, Chief Securities Counsel of BellSouth, is rendering an opinion regarding the legality of the notes.

       On behalf of the underwriters, Davis Polk & Wardwell is rendering an opinion regarding certain legal matters in connection with the offering of the notes.

INDEPENDENT ACCOUNTANTS

       PricewaterhouseCoopers LLP, independent accountants, has audited the consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2003. That Form 10-K is incorporated by reference in this prospectus, to the extent and for the periods indicated in PricewaterhouseCoopers LLP’s report relating to such consolidated financial statements, which is also incorporated by reference. We have incorporated by reference BellSouth’s consolidated financial statements in reliance upon the report of PricewaterhouseCoopers LLP given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

       BellSouth is subject to the informational requirements of the Securities Exchange Act of 1934 and files reports and other information with the SEC. You may read and copy these reports at the public reference facilities of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain information on the operation of the public reference room by calling the SEC at (800) 732-0330. In addition, the SEC maintains an Internet site that contains reports and other information regarding BellSouth (http://www.sec.gov).

       We have registered these securities with the SEC (No. 333-67084) under the Securities Act of 1933. This prospectus does not contain all of the information set forth in the registration statement. You may obtain copies of the registration statement, including exhibits, as discussed in the first paragraph.

       The SEC allows us to “incorporate by reference” into this prospectus required information on file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and later information that we file with the SEC will automatically update and supersede that information. We have filed the following documents with the SEC (File No. 1-8607) and those documents are incorporated by reference into this prospectus:

(1) Annual Report on Form 10-K for the year ended December 31, 2003;

(2) Quarterly Report on Form 10-Q for the quarter ended March 31, 2004; and

(3) Current Reports on Form 8-K dated February 17 (as amended by Form 8-K/A dated February 18), March 5 and April 7, 2004.

       All documents that we file under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus and prior to the termination of the offering of any series of debt securities will be incorporated by reference in this prospectus and will be a part of it from the date of filing of such documents.

       You may obtain copies of the above documents upon request without charge from the office of the Controller of BellSouth, 1155 Peachtree Street, N.E., 15G03, Atlanta, Georgia 30309-3610 (telephone number 404-249-2000).

$5,000,000,000

BellSouth Corporation

Debt Securities

         BellSouth may periodically offer these securities. The supplements to this prospectus will describe the specific terms of these securities. You should read this prospectus and any supplements carefully before you invest.

      Neither the Securities and Exchange Commission nor any State Securities Commission has approved or disapproved of these securities or determined if this prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is August 23, 2001.

ABOUT THIS PROSPECTUS

      You may rely on the information contained in this prospectus but should not assume the information is accurate after the date of this prospectus, even if it is delivered subsequently for any purpose. Neither we nor any underwriter has authorized anyone else to provide you with information different from that contained in this prospectus. This prospectus is not an offer to sell and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

      This prospectus is part of a registration statement that we filed with the SEC utilizing a “shelf” registration process. Under this shelf process, we may, from time to time, sell the securities described in this prospectus in one or more offerings up to a total dollar amount of $5,000,000,000.

      This prospectus provides you with a general description of the debt securities we may offer. Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. A prospectus supplement may also add, update or change information contained in this prospectus.

WHERE YOU CAN FIND MORE INFORMATION

      BellSouth is subject to the informational requirements of the Securities Exchange Act of 1934 and files reports and other information with the SEC. You may read and copy these reports at the public reference facilities of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain information on the operation of the public reference room by calling the SEC at (800) 732-0330. In addition, the SEC maintains an Internet site that contains reports and other information regarding BellSouth (http://www.sec.gov).

      We have registered these securities with the SEC (No. 333-67084) under the Securities Act of 1933. This prospectus does not contain all of the information set forth in the registration statement. You may obtain copies of the registration statement, including exhibits, as discussed in the first paragraph.

      The SEC allows us to “incorporate by reference” into this prospectus required information on file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and later information that we file with the SEC will automatically update and supersede that information. We have filed the following documents with the SEC (File No. 1-8607) and those documents are incorporated by reference into this prospectus:

(1) Annual Report on Form 10-K for the year ended December 31, 2000;

(2) Quarterly Reports on Form 10-Q for the quarters ended March 31 and June 30, 2001; and

(3) Current Reports on Form 8-K dated January 22, March 22, March 26, April 19, May 17, June 1, July 10, and July 23, 2001.

      All documents that we file under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus and prior to the termination of the offering of any series of debt securities will be incorporated by reference in this prospectus and will be a part of it from the date of filing of such documents.

      You may obtain copies of the above documents upon request without charge from the office of the Controller of BellSouth, 1155 Peachtree Street, N.E., 15G03, Atlanta, Georgia 30309-3610 (telephone number 404-249-4238).

BELLSOUTH CORPORATION

      BellSouth was incorporated in 1983 under the laws of the State of Georgia and has its principal executive offices at 1155 Peachtree Street, N.E., Atlanta, Georgia 30309-3610 (telephone number 404-249-2000).

      BellSouth is a holding company, whose principal subsidiary, BellSouth Telecommunications, Inc. (“BST”), is the predominant wireline communications services provider to substantial portions of the population of Alabama, Florida, Georgia, Kentucky, Louisiana, Mississippi, North Carolina, South Carolina and Tennessee.

      We conduct our domestic wireless operations through our 40 percent ownership interest in Cingular Wireless, a joint venture in which BellSouth and SBC Communications Inc. share control. Our Latin American subsidiaries and joint ventures provide wireless communications as well as Internet service and advertising and publishing in 11 countries in Latin America. Other BellSouth subsidiaries provide domestic advertising and publishing services, including printing and selling advertising and telephone directories, both paper and electronic. We also have investments in wireless communications operations in four countries outside Latin America.

RATIO OF EARNINGS TO FIXED CHARGES

      The following table sets forth the unaudited historical ratios of earnings to fixed charges of BellSouth and its subsidiaries.

Six Months
Ended June 30,		Year Ended December 31,

2001	2000	2000	1999	1998	1997	1996

4.66	5.45	5.09	5.98	7.09	7.17	6.55

      For the purpose of calculating the ratio of earnings to fixed charges, earnings consists of :

•	Income from continuing operations before deduction for taxes and interest;

•	Portion of rental expense representative of the interest factor;

•	Equity in losses from less-than-50% owned investments; and

•	Excess of earnings over distributions of less-than-50% owned investments.

      For the purpose of calculating the ratio of earnings to fixed charges, fixed charges consists of:

•	Interest; and

•	Portion of rental expense representative of the interest factor.

USE OF PROCEEDS

      Unless otherwise specified in the prospectus supplement, we will use the proceeds from the sale of debt securities for the following purposes:

•	To provide funds to repay our long- and short-term debt, if any;

•	To provide the funds we need to diversify our activities;

•	To provide funds for our subsidiaries; and

•	To provide funds for our general corporate purposes.

      We will describe the specific use of proceeds from the sale of debt securities in the prospectus supplement. We may raise funds through the sale of debt securities in the United States, European and overseas markets.

DESCRIPTION OF SECURITIES

      The following description sets forth certain general terms and provisions of the securities and the form of indenture. You may obtain a copy of the indenture as described in “Where You Can Find More Information” on page 2. Particular sections of the indenture are cited parenthetically.

General

      The securities will be issued under an indenture between BellSouth and the trustee named therein. We have executed indentures dated as of August 15, 2001 with each of The Bank of New York and SunTrust Bank, as trustee and we expect to execute substantially identical indentures with additional trustees. The prospectus supplement for each offering of securities will name the trustee for that offering and will describe the specific terms of the debt securities offered through that prospectus supplement. BellSouth and certain of its affiliates maintain banking relationships in the ordinary course of business with the trustees and certain of their affiliates.

      The indenture does not limit the amount of securities that may be issued, and securities may be issued as authorized from time to time by our Board of Directors, by a company order signed by two of our officers or by a supplemental indenture. All of the securities of a series do not need to be issued at the same time and, unless the prospectus supplement provides otherwise, a series may be reopened for additional issuances of securities of such series. The securities will be unsecured general obligations and will rank equally with our other outstanding debt.

Global Securities

  Form and Exchange

      We will normally issue the securities in book-entry only form, which means that they will be represented by one or more permanent global certificates registered in the name of The Depository Trust Company, New York, New York (“DTC”), or its nominee. We will refer to this form here and in the prospectus supplement as “book-entry only.”

      Alternatively, we may issue the securities in certificated form registered in the name of the holder. Under these circumstances, holders may receive certificates representing the securities. Securities in certificated form will be issued only in increments of $1,000 and multiples of $1,000 and will be exchangeable without charge except for reimbursement of taxes or other governmental charges, if any. We will refer to this form as “certificated.”

      If we issue original issue discount (“OID”) securities, we will describe the special United States federal income tax and other considerations of a purchase of such securities in the prospectus supplement.

      OID securities are issued at a substantial discount below their principal amount because they pay no interest or pay interest that is below market rates at the time of issuance.

  Book-Entry Only Procedures

      The following discussion pertains to securities that are issued in book-entry only form.

      We would issue one or more global securities to DTC or its nominee. DTC would keep a computerized record of its participants (for example, your broker) whose clients have purchased the securities. The participant would then keep a record of its clients who purchased the securities. A global security is not transferable, except that DTC, its nominees and their successors may transfer an entire global security to one another.

      Under book-entry only, we would not issue certificates to individual holders of the securities. Beneficial interests in global securities will be shown on, and transfers of global securities will be made only through, records maintained by DTC and its participants.

      DTC has provided us with the following information. DTC is:

•	a limited-purpose trust company organized under the New York Banking Law;

•	a “banking organization” within the meaning of the New York Banking Law;

•	a member of the United States Federal Reserve System;

•	a “clearing corporation” within the meaning of the New York Uniform Commercial Code; and

•	a “clearing agency” registered under Section 17A of the Securities Exchange Act of 1934.

      DTC holds securities that its participants deposit with DTC. DTC also facilitates the settlement among participants of securities transactions, such as transfers and pledges, in deposited securities through computerized records for participants’ accounts. This eliminates the need to exchange certificates. Participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations.

      DTC’s book-entry system is also used by other organizations such as securities brokers and dealers, banks and trust companies that work through a participant. The rules that apply to DTC and its participants are on file with the SEC.

      DTC is owned by a number of its participants and by the New York Stock Exchange, Inc., The American Stock Exchange, Inc. and the National Association of Securities Dealers, Inc.

      We will wire principal and interest payments to DTC’s nominee. We and the trustee will treat DTC’s nominee as the owner of the global securities for all purposes. Accordingly, neither we nor the trustee will have any responsibility or liability to pay amounts due on the securities, or to furnish any information, directly to owners of beneficial interests in the global securities.

      It is DTC’s current practice, upon receipt of any payment of principal or interest, to credit participants’ accounts on the payment date according to their respective holdings of beneficial interests in the global securities as shown on DTC’s records as of the record date for such payment. In addition, it is DTC’s current practice to assign any consenting or voting rights to participants, whose accounts are credited with securities on a record date, by using an omnibus proxy. Payments by participants to owners of beneficial interests in the global securities, and voting by participants, will be governed by the customary practices between the participants and owners of beneficial interest, as is the case with securities held for the account of customers registered in “street name.” However, these payments will be the responsibility of the participants and not of DTC, the trustee or us.

      Securities represented by a global security would be exchangeable for securities represented by certificates with the same terms in authorized denominations only if:

•	DTC notifies us that it is unwilling or unable to continue as depository or if DTC ceases to be a clearing agency registered under applicable law and we do not appoint a successor depository within 90 days; or

•	we instruct the trustee that the securities will not be represented by a global security; or

•	an event of default has occurred and is continuing.

Lien on Assets

      The indenture does not restrict us from encumbering our assets. However, if we encumber our assets, we will likewise secure outstanding securities, and any other of our obligations, which may be entitled to the benefit of a similar covenant. This covenant does not apply to purchase-money liens, to deposits or pledges under workers’ compensation, unemployment insurance or other laws or to secure judicial or other statutory obligations. Our affiliates may mortgage, pledge or subject their property or assets to any lien without restriction. (Section 4.02)

Successor Entities

      We may not consolidate with or merge into, or transfer or lease our property and assets substantially as an entirety to, another entity unless the successor entity is a United States corporation which assumes all our obligations under the securities and the indenture. In addition, we cannot enter into any of these transactions if immediately after the transaction a default or event of default would occur under the indenture. If these conditions are satisfied, except in the case of a lease, all of our obligations under the indenture and the securities will terminate. (Section 5.01)

Events of Default

      The following would be events of default under the indenture regarding a series of securities:

•	default in the payment of interest on any security of such series for 90 days;

•	default in the payment of the principal of any security of such series;

•	failure by us to comply with any of our other agreements relating to the securities of such series for more than 90 days after receiving notice of such default from the trustee or the holders of 25% in principal amount of the outstanding securities of that series; and

•	certain events of bankruptcy or insolvency relating to us.

      A payment default regarding one series would not create a cross-default with regard to any other series of securities issued under that indenture. (Section 6.01) If an event of default occurs and is continuing regarding the securities of any series, the trustee or the holders of at least 25% in principal amount of all of the outstanding securities of that series may declare the principal (or, if the securities of that series are OID securities, such portion of the principal amount as may be specified in the terms of that series) of, and any accrued interest on, all the securities of that series to be due and payable. Securities of all other series would be unaffected. Upon declaration, such principal (or, in the case of OID securities, such specified amount) and interest would become due and payable immediately. (Section 6.02)

      Securityholders may not enforce the indenture or the securities, except as provided in the indenture. (Section 6.06) The trustee may require indemnity before it enforces the indenture or the securities (Section 7.01(e)) Subject to certain limitations, holders of a majority in principal amount of the securities of each series affected may direct the trustee in its exercise of any trust power regarding securities of that series. (Section 6.05) The trustee may withhold from securityholders notice of any continuing default (except a default in payment of principal or interest) if it determines that withholding notice is in their interest. (Section 7.05)

Amendment And Waiver

      Subject to certain exceptions, we may amend or supplement the indenture and the securities by agreement between us and the trustee with the consent of the holders of a majority in principal amount of the outstanding securities of each affected series. Also, we may be excused from complying with an obligation under the indenture with the consent of the holders of a majority in principal amount of outstanding securities of each affected series. However, without the consent of each securityholder affected, an amendment or waiver may not:

•	reduce the amount of securities whose holders must consent to an amendment or waiver;

•	reduce the rate of, or change the time for payment of, interest on any security;

•	reduce the principal of, or change the fixed maturity of, any security;

•	waive a default in the payment of principal of or interest on any security;

•	make any security payable in money other than that stated in the security; or

•	impair the right to institute suit for the enforcement of any payment on or with respect to any securities.

      We and the trustee may agree to amend or supplement the indenture without the consent of any securityholder:

•	to cure any ambiguity, defect or inconsistency in the indenture or in the securities of any series;

•	to provide for the issuance of, and establish the form, terms and conditions of, a series of securities or to establish the form of any certifications required to be furnished pursuant to the terms of the indenture or any series of securities;

•	to secure the securities under the circumstances described under “Lien on Assets” on page 5;

•	to provide for the assumption of all of our obligations under the securities and the indenture in connection with a merger, consolidation or transfer or lease of our property and assets substantially as an entirety as provided for in the indenture;

•	to provide for uncertificated securities in addition to or in place of certificated securities;

•	to add to rights of securityholders or surrender any right or power conferred on us; or

•	to make any change that does not adversely affect the rights of any securityholder. (Section 9.01)

PLAN OF DISTRIBUTION

      We may sell the securities directly to purchasers, through agents, through dealers, through underwriters or through a combination of those methods.

      The securities may be distributed from time to time in one or more transactions at a fixed price or prices, which may be changed, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices.

      In connection with the sale of securities, underwriters or agents may receive discounts, concessions or commissions from us or from purchasers for whom they may act as agents. Underwriters may sell securities to or through dealers, and such dealers may receive discounts, concessions or commissions from the underwriters or from purchasers for whom they may act as agents. Underwriters, dealers and agents that participate in the distribution of securities may all have the status of underwriters under the Securities Act of 1933. The prospectus supplement will identify any underwriter or agent and describe any compensation paid by us.

      We may agree to indemnify underwriters and other persons against certain civil liabilities, including liabilities under the Securities Act of 1933.

LEGAL OPINIONS

      Stacey K. Geer, Chief Securities Counsel of BellSouth, is rendering an opinion regarding the legality of the securities.

      On behalf of dealers, underwriters or agents, Davis Polk & Wardwell is rendering an opinion regarding certain legal matters in connection with the offering of the securities.

INDEPENDENT ACCOUNTANTS

      PricewaterhouseCoopers LLP, independent accountants, has audited the consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2000. That Form 10-K is incorporated by reference in this prospectus, to the extent and for the periods indicated in PricewaterhouseCoopers LLP’s report relating to such consolidated financial statements, which is also incorporated by reference. We have incorporated by reference BellSouth’s consolidated financial statements in reliance upon the report of PricewaterhouseCoopers LLP given on the authority of said firm as experts in auditing and accounting.

No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus. You must not rely on any unauthorized information or representations. This prospectus supplement and the related prospectus is an offer to sell only the Notes offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus supplement and the related prospectus is current only as of its date.

Prospectus Supplement

$700,000,000

6.550% Notes due 2034

PROSPECTUS

SUPPLEMENT

Goldman, Sachs & Co.

Citigroup

JPMorgan

Lehman Brothers
Morgan Stanley
RBS Greenwich Capital

HSBC

SunTrust Robinson Humphrey
UBS Investment Bank
Wachovia Securities

Loop Capital Markets, LLC

Morgan Keegan & Company, Inc.
Ramirez & Co., Inc.
The Williams Capital Group, L.P.